Kingstone Companies, Inc. 15 Joys Lane Kingston, NY 12401 Phone: (845) 802-7900 Fax: (845) 853-1890 www.kingstonecompanies.com Contact: Barry Goldstein, CEO

News Release

Kingstone Companies Announces Second Quarter Results
Board Declares Quarterly Dividend of $.04/Share

Hewlett, New York—August 14, 2013--Kingstone Companies, Inc. (NASDAQ: KINS) reported its results for the period ended June 30, 2013.   Book value per share was $4.09, a decline of $.24 from the previous quarter.  Net income was $68,000, or $.02 per share, down from $560,000 and $.15 per share earned during the comparable period in 2012.  Net operating (loss) income1 for the three months ended June 30, 2013 was ($97,000), or ($.03) per share, as compared to $556,000 and $.14 per share generated during the comparable period in 2012.

Direct premiums written for the quarter were $15.9 million, 27.7% greater than for Q2 2012.  Net premiums earned in the quarter were up 12.3%.  Policies in force increased to 32,800 at June 30, 2013, up 21% from the prior year amount.

The Company announced that its board declared a quarterly dividend of $.04 per share payable on September 13, 2013 to shareholders of record at the close of business on August 30, 2013.  This marks the ninth consecutive quarter of dividend distributions.

The Company also announced that, at its annual meeting of shareholders held on August 13, 2013, its shareholders approved increases to the number of common and preferred shares authorized to be issued along with an increase to the number of shares available for issuance under its equity participation plan. All directors were re-elected and the shareholders approved the compensation paid to the Company's executive officers.

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1This measure is not based on U.S. generally accepted accounting principles (“GAAP”) and is defined and reconciled to the most directly comparable GAAP measure in “Information Regarding Non-GAAP Measures.”

Operating Highlights

•	Direct premiums written in the second quarter of 2013 were up by 27.7% over the second quarter of 2012.
•	Net premiums written in the second quarter were up 24.4% over 2012.
•	Net premiums earned in the second quarter were up by 12.3% over 2012.
•	Ceding commission revenue in the first quarter decreased by 19.8% versus 2012.
•	Q2 net loss ratio was 69.3% as compared to 57.8% in Q2 2012.
•	Q2 combined ratio was 101.9% as compared to 76.2% in Q2 2012.

Financial Highlights

	For the Three Months Ended June 30,					For the Six Months Ended June 30,
	2013	2012	$ Change	% Change		2013	2012	$ Change	% Change
(000's except per share amounts and percentages)
Direct premiums written (1)	$15,881	$12,439	$3,442	27.7%		$28,726	$23,675	$5,051	21.3%
Net premiums written (1)	$5,994	$4,817	$1,177	24.4%		$10,965	$9,197	$1,768	19.2%
Net premiums earned	$4,676	$4,165	$511	12.3%		$9,299	$8,137	$1,162	14.3%
Ceding commission revenue	$2,334	$2,911	$(577)	(19.8	) %	$4,628	$5,815	$(1,187)	(20.4	) %
Net investment income	$275	$230	$45	19.6%		$558	$497	$61	12.3%
Interest expense	$18	$20	$(2)	(10.0	) %	$39	$41	$(2)	(4.9	) %
Net income	$68	$560	$(492)	(87.9	) %	$259	$1,326	$(1,067)	(80.5	) %
Net income per diluted share	$0.02	$0.15	$(0.13)	(86.7	) %	$0.07	$0.35	$(0.28)	(80.0	) %
Comprehensive (loss) income	$(764)	$755	$(1,519)	(201.2	) %	$(279)	$1,815	$(2,094)	(115.4	) %
Net operating (loss) income (1)	$(97)	$556	$(653)	(117.4	) %	$25	$1,295	$(1,270)	(98.1	) %
Operating (loss) income per diluted share (1)	$(0.02)	$0.14	$(0.16)	(114.0	) %	$0.01	$0.34	$(0.33)	(97.1	) %
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1These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in “Information Regarding Non-GAAP Measures.”

Management Commentary

Barry Goldstein, Kingstone’s Chairman and CEO, stated “Similar to the first quarter of 2013, our business was adversely affected by the continuing financial accounting impact of Superstorm Sandy which occurred on October 29, 2012. Due to the terms of the now expired (June 30, 2013) reinsurance treaty, no contingent commissions were earned in Q2, in spite of our excellent loss and loss adjustment expense ratio for Personal Lines in 2013.  The computation for contingent commissions earned, through our Personal Lines quota share treaty, included a significant portion of the catastrophe losses incurred last year, elevating our loss ratio and eliminating the contingent commissions.  Through June 30, 2013, our Personal Lines direct premium writings are up 26% over the first six months of 2012.

Effective as of July 1, 2013, we entered into new reinsurance treaties.  Each of the treaties provides for better pricing than the respective expiring agreement.  We had expected terms to be more difficult and anticipated an increase in pricing following Superstorm Sandy, particularly in catastrophe coverages; however, the opposite took place.  New competition in the reinsurance marketplace has worked to our advantage by increasing availability and driving down prices.  Almost all of our reinsurance partners opted to continue, in spite of the pricing declines they absorbed.  This is a testament to how we do business with our reinsurers, as well as our select producers and insureds.  We maintain a consistent and fair approach, upholding the terms of our agreements, even in difficult times such as those presented to us by Superstorm Sandy.

Personal Lines coverages represent more than 2/3 of our business.  Our new Personal Lines treaty is, for the first time, extending over a two year period instead of one year.  For the first year, we continue to cede 75% of our written premiums. For the second year, we can elect to reduce the quota share percentage to as low as 55% or as high as 85%.  Since this treaty also provides us with the lion’s share of our catastrophe coverage, by having a two year agreement, we’ve assured availability of coverage, in spite of the uncertain weather patterns and events of the next two years.  Our minimum commission rate increased, and, as opposed to the expired treaty, is now in excess of our expenses.  Having the reinsurance terms and pricing negotiated for two years, rather than one, removes many risks.  There are no carryover effects from the prior treaty.  Thus, we started on July 1st with a clean slate, having already accounted for the impact of Superstorm Sandy.  The new treaty allows us to better plan for an extended period and gives us the opportunity to adjust our capital structure to most efficiently make use of the beneficial terms.

Commercial Lines now represent our second largest line of business, accounting for over 16% of total premiums.  Pursuant to our new Commercial Lines quota share treaty, we have reduced our ceding percentage from 40% to 25%, thus allowing us to earn more premium income.  The minimum commission due us was increased.  For the six months of 2013, our direct written premiums for Commercial Lines were 21% higher than for the same period in 2012.

Our Commercial Auto line of business now accounts for less than 11% of our total premiums.  Unfortunately, our losses in Commercial Auto were very high during Q2.  As a result of there being no quota share reinsurance on this line, these net losses were the largest driver of the increase in net loss ratio compared to 2012.  We are taking the necessary steps to mitigate these losses, which will likely result in a lessening reliance on this line.

Overall, we are seeing our business growth continue, and during the most recent quarter at an accelerated rate.  Based on our future reinsurance costs declining and an overall reduced reliance on quota share reinsurance, we anticipate significant increases to our net written and net earned premiums.  Commissions earned by our producers, as a percentage of written premiums, has varied by less than 1%.  We did not seek to cut commissions as many of our competitors have.   Finally, other underwriting expenses, excluding commissions, as a percentage of premiums written, declined to 12.2% in Q2, down from 16.0% in Q2 2012."

Victor Brodsky, Kingstone’s CFO, added “The value of our fixed income investment portfolio suffered in the second quarter due to the increase in interest rates during the period.  Bond prices decline as interest rates go up.  In spite of our owning only investment grade bonds, and keeping an average maturity to under seven years, our pre-tax unrealized gains declined by $815,000 since year end 2012 and by $1,261,000 since the end of the first quarter.  This resulted in a decline to our book value since Q1 of $832,000, or $.22 per share."

Information Regarding Non-GAAP Measures

Direct premiums written - represents the total premiums charged on policies issued by the Company during the fiscal period in question.

Net premiums written - represents direct premiums written less premiums ceded to reinsurers.

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change
(000’s)
Direct and Net Premiums Written Reconciliation:
Direct premiums written	$15,881	$12,439	$3,442	27.7%	$28,726	$23,675	$5,051	21.3%
Assumed written premiums	11	2	9	450.0%	20	3	17	566.7%
Ceded written premiums	(9,898)	(7,624)	(2,274)	29.8%	(17,781)	(14,481)	(3,300)	22.8%
Net written premiums	5,994	4,817	1,177	24.4%	10,965	9,197	1,768	19.2%
Change in unearned premiums	(1,318)	(652)	(666)	102.1%	(1,666)	(1,060)	(606)	57.2%

Net premiums earned	$4,676	$4,165	$511	12.3%	$9,299	$8,137	$1,162	14.3%

Net operating income - is net income exclusive of realized investment gains, net of tax.  Net income is the GAAP measure most closely comparable to net operating income.  Management uses net operating income, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods.  Net operating income is provided as supplemental information, is not a substitute for net income and does not reflect the Company’s overall profitability.

	For the Three Months Ended June 30,					For the Six Months Ended June 30,
	2013	2012	$ Change	% Change		2013	2012	$ Change	% Change
(000’s)
Net Operating Income Reconciliation:
Net income	$68	$560	$(492)	(87.9	) %	$259	$1,326	$(1,067)	(80.5	) %

Net realized gain on investments	250	6	244	4,066.7%		355	46	309	671.7%
Less tax effect on realized gains	85	2	83	4,150.0%		121	15	106	706.7%
Net realized gain on investments, net of taxes	165	4	161	4,025.0%		234	31	203	654.8%

Net operating income	$(97)	$556	$(653)	(117.4	) %	$25	$1,295	$(1,270)	(98.1	) %

Earnings and Diluted Earnings per Share Exclusive of Superstorm Sandy’s Financial Impact - is net income exclusive of the impact of Superstorm Sandy. Management uses earnings and diluted earnings per share exclusive of Superstorm Sandy’s financial impact, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including catastrophes, which may vary significantly between periods. Earnings and diluted earnings per share exclusive of Superstorm Sandy’s financial impact are provided as supplemental information, is not a substitute for net income and does not reflect the Company’s overall profitability.

	Three Months Ended		Six Months Ended
	June 30, 2013		June 30, 2013
	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share
(000’s)
Earnings and Diluted Earnings per Share Exclusive of Sandy's Financial Impact:
Net income	$68	$0.02	$259	$0.07

Sandy's financial impact
Ceding commission revenue	931		1,847
Reinsurance premiums	185		324
Total revenues	1,116		2,171
Total expenses	(20)		(220)
Income from operations before taxes	1,096		1,951
Income tax expense	372		663
Sandy's financial impact	724	$0.19	1,288	$0.33

Income from operations before taxes exclusive of Sandy's financial impact	$792	$0.21	$1,547	$0.40

Weighted average diluted shares outstanding	3,906,432		3,911,650

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Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.